SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

(Amendment No. 1)

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Glenborough Realty Trust Incorporated
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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GLENBOROUGH

REALTY TRUST INCORPORATED

400 South El Camino Real, 11th Floor

San Mateo, California 94402-1708

AMENDMENT TO PROXY STATEMENT

FOR 2003 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 7, 2003

Explanatory Statement

      The following amends the proxy statement (the “Proxy Statement”) of Glenborough Realty Trust Incorporated, a Maryland corporation (the “Company”) for the annual meeting of stockholders of the Company (the “Annual Meeting”) to be held on Wednesday, May 7, 2003, at 10:00 a.m., Pacific Daylight Time, at Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California.

      The Proxy Statement contains a Summary Compensation Table, which includes, among other things, information regarding bonuses paid to certain named Executive Officers for the years 2000, 2001 and 2002. This Amendment corrects the 2002 bonus information contained in the Summary Compensation Table. For 2002, no bonuses were paid to Robert Batinovich, Andrew Batinovich, Stephen R. Saul or Sandra L. Boyle. Michael A. Steele received a bonus of $150,000. In addition, the Proxy Statement failed to disclose that during 2002 certain split-dollar funded life insurance plans in favor of Andrew Batinovich, Mr. Saul and Ms. Boyle were cancelled. This Amendment sets forth this disclosure in note 9 to the Summary Compensation Table.

      Other than the 2002 bonus information contained in the Summary Compensation Table, and the statement regarding the cancellation of certain split-dollar-funded life insurance plans, no other information in the Proxy Statement is being amended. In conformity with applicable rules of the Securities and Exchange Commission, other compensation, stock performance and audit committee information is repeated in this Amendment.

      This Amendment is being mailed on or about April 22, 2003 to stockholders of record as of the close of business on February 28, 2003.

Summary Compensation Table

      The following table reflects all compensation received by those persons who were, as of December 31, 2002, the chief executive officer and the four of our other most highly compensated executive officers of. We refer to these officers collectively as the Named Officers.

Summary Compensation Table

					Long Term Compensation

		Annual Compensation			Restricted		Securities		All Other
Name and					Stock		Underlying		Compen-
Principal Position	Year	Salary($)		Bonus($)	Award(s)($)		Options/SARs(#)		sation($)(9)

Robert Batinovich	2002	480,000		—	369,200	(2)	—		29,586
Chairman and	2001	480,000		100,000	—		75,000	(7)	26,503
Chief Executive Officer	2000	480,000		—	—		50,000	(8)	24,776
Andrew Batinovich	2002	350,000		—	440,031	(3)	—		13,896
Director, President and	2001	350,000		250,000	—		75,000	(7)	12,632
Chief Operating Officer	2000	325,000		308,000	—		100,000	(8)	12,496
Michael A. Steele	2002	177,084	(1)	150,000	969,500	(4)	—		3,181
Executive Vice President
Stephen R. Saul	2002	200,000		—	200,254	(5)	—		13,385
Executive Vice President	2001	200,000		100,000	—		50,000	(7)	12,625
and Chief Financial	2000	200,000		75,000	—		—		12,443
Officer
Sandra L. Boyle	2002	230,000		—	76,018	(6)	—		16,630
Executive Vice	2001	230,000		50,000	—		20,000	(7)	15,683
President	2000	230,000		75,000	—		—		14,528

(1)	Partial year.

(2)	Robert Batinovich — represents the fair market value of 20,000 shares of restricted stock on the date of grant (December 23, 2002), based upon the closing price of our Common Stock of $18.46. Dividends are paid on the restricted stock. Twenty percent of the restricted stock vests one year after grant, and an additional twenty percent vests each year thereafter until all shares are vested. At December 31, 2002, the officer held a total of 20,000 shares of restricted stock with an aggregate fair market value of $356,400 based on the closing price of our Common Stock of $17.82 per share.

(3)	Andrew Batinovich — represents the fair market value of 23,837 shares of restricted stock on the date of grant (December 23, 2002), based upon the closing price of our Common Stock of $18.46. Dividends are paid on the restricted stock. Twenty percent of the restricted stock vests one year after grant, and an additional twenty percent vests each year thereafter until all shares are vested. At December 31, 2002, the officer held a total of 23,837 shares of restricted stock with an aggregate fair market value of $424,775 based on the closing price of our Common Stock of $17.82 per share.

(4)	Steele — represents the fair market value of (i) 12,500 shares of restricted stock on the date of grant (April 16, 2002), based upon the closing price of our Common Stock of $22.18; plus (ii) 37,500 shares of restricted stock on the date of grant (December 23, 2002), based upon the closing price of our Common Stock of $18.46. Dividends are paid on the restricted stock. On the April 16 grant, 6,250 shares vest on the third anniversary of the grant date, and 3,125 shares vest on each of the fourth and fifth anniversaries of the grant date. On the December 23 grant, twenty percent of the restricted stock vests one year after grant, and an additional twenty percent vests each year thereafter until all shares are vested. At December 31, 2002, the officer held a total of 50,000 shares of restricted stock with an aggregate fair market value of $891,000 based on the closing price of our Common Stock of $17.82 per share.

(5)	Saul — represents the fair market value of 10,848 shares of restricted stock on the date of grant (December 23, 2002), based upon the closing price of our Common Stock of $18.46. Dividends are paid on the restricted stock. Twenty percent of the restricted stock vests one year after grant, and an additional twenty percent vests each year thereafter until all shares are vested. At December 31, 2002, the officer held a total of 15,661 shares of restricted stock with an aggregate fair market value of $279,079 based on the closing price of our Common Stock of $17.82 per share.

(6)	Boyle — represents the fair market value of 4,118 shares of restricted stock on the date of grant (December 23, 2002), based upon the closing price of our Common Stock of $18.46. Dividends are paid on the restricted stock. Twenty percent of the restricted stock vests one year after grant, and an additional twenty percent vests each year thereafter until all shares are vested. At December 31, 2002, the officer held a total of 11,396 shares of restricted stock with an aggregate fair market value of $203,077 based on the closing price of our Common Stock of $17.82 per share.

(7)	Represents stock options granted in October 2001 at an exercise price of $17.43

(8)	Represents stock options granted in December 2000 at an exercise price of $16.125

(9)	Amounts shown comprise the components as shown in the following table, as well as an annual car allowance of $2,400 paid to Ms. Boyle:

				Contributions by
	Health and Life Insurance			Glenborough to
	Premiums Paid by			Defined Contribution
	Glenborough*			Retirement Plan

	2000	2001	2002	2000	2001	2002

Robert Batinovich	16,776	18,503	21,586	8,000	8,000	8,000
Andrew Batinovich	4,496	4,632	5,896	8,000	8,000	8,000
Michael A. Steele	NA	NA	1,855	NA	NA	1,326
Stephen R. Saul	4,443	4,625	5,385	8,000	8,000	8,000
Sandra L. Boyle	4,128	5,283	6,230	8,000	8,000	8,000

*	The amounts shown for all of the named executives except Mr. Steele include a portion of the value of certain split-dollar-funded life insurance plans, which is included in compensation for purposes of this report. In 2002, those arrangements were cancelled for Andrew Batinovich, Mr. Saul and Ms. Boyle.

NOTE: The following provisions remain unchanged from the original Proxy Statement, but are included in this Amendment in conformity with applicable rules of the Securities and Exchange Commission.

Compensation Committee Report on Executive Compensation

      The Compensation Committee, which is composed of independent, non-employee directors and has the principal responsibilities described above, has furnished the following report on executive compensation.

Executive Compensation Philosophy

      The Compensation Committee believes that the primary goal of the executive compensation program of Glenborough Realty Trust Incorporated should be related to creating stockholder value. In this report, we refer to Glenborough Realty Trust Incorporated as Glenborough. The executive compensation policies of the Compensation Committee are designed to provide incentives to create stockholder value by attracting, retaining and motivating executive talent that contributes to Glenborough’s long-term success, by rewarding the achievement of Glenborough’s short-term and long-term strategic goals, by linking executive officer compensation and stockholder interests through grants of awards under the Stock Incentive Plan and by recognizing individual contributions to Glenborough’s performance. The Committee evaluates the performance of Glenborough and compares it to real estate investment trusts and real estate companies of similar size engaged in activities similar to those of Glenborough. The compensation of Glenborough’s named executive officers in 2002 consisted of base salaries, bonuses, stock options and certain benefits.

      The Compensation Committee reviews the available competitive data, evaluates the particular needs of Glenborough, and evaluates each executive’s performance to arrive at a decision regarding compensation programs. The Compensation Committee has retained the services of an independent compensation consultant (the Compensation Consultant) to assist the Compensation Committee in its evaluation of the key elements of Glenborough’s compensation program. The Compensation Consultant provides advice to the Compensation Committee with respect to competitive compensation in the market in which Glenborough competes for executive talent and the reasonableness of the current and proposed compensation levels.

2002 Executive Compensation

      For services performed in 2002, executive compensation consisted of base salary, bonuses, grants of stock options under the Stock Incentive Plan, and certain benefits.

      Base Salary and Bonuses. Base salaries and bonuses for Glenborough’s executive officers (other than the Chief Executive Officer and the President and Chief Operating Officer) are determined primarily on the basis of the executive officer’s responsibility, qualification and experience, as well as the general salary practices of peer companies among which Glenborough competes for executive talent. The Committee reviews the base salaries of these executive officers annually in accordance with certain criteria determined primarily on the basis of growth in revenues and funds from operations per share of Common Stock and on the basis of certain other factors which include (i) individual performance, (ii) the functions performed by the executive officer and (iii) changes in the compensation peer group in which Glenborough competes for executive talent. The weight that the Compensation Committee places on such factors may vary from individual to individual and necessarily involves subjective determinations of individual performance.

      Employment Agreements. Glenborough has entered into employment agreements with Robert Batinovich, Glenborough’s Chief Executive Officer; Andrew Batinovich, President and Chief Operating Officer; and Michael A. Steele, Executive Vice President, Portfolio Management. Pursuant to the terms of those employment agreements, aggregate annual base salaries are as follows: Robert Batinovich receives $480,000, which has remained unchanged since 1998; Andrew Batinovich receives $350,000, unchanged from 2001, after having received $325,000 in 1999 and 2000 and $300,000 in 1998; Mr. Steele, who was hired by Glenborough in 2002, receives $250,000. Each is entitled to receive stock options and grants of restricted stock, and is eligible to participate in Glenborough’s employee benefit plans and executive compensation programs, all as determined by the Compensation Committee. Also, under their respective employment agreements, each of Robert Batinovich, Andrew Batinovich and Mr. Steele is entitled to annual contingent bonuses based on the attainment of certain criteria tied to Glenborough’s performance. Each of the agreements for Robert Batinovich and Andrew Batinovich contained an original termination date of December 31, 2002, subject to extension in one-year increments. In July of 2000, the termination date was extended to July 13, 2006, the 70th birthday of Robert Batinovich. Mr. Steele’s agreement is terminable by Glenborough at will. The employment agreements for Robert Batinovich and Andrew Batinovich also provide for certain payments of base salary, compensation and benefits upon termination without cause and upon a change of control of Glenborough. The employment agreement for Mr. Steele provides for certain payments of base salary, compensation and benefits upon termination related to a change of control of Glenborough.

      Long-Term Incentive Compensation Awards. The Stock Incentive Plan provides for grants to key executives and employees of Glenborough of (i) shares of Common Stock of Glenborough, (ii) options or stock appreciation rights, or SARs or similar rights, or (iii) any other security with the value derived from the value of the Common Stock of Glenborough or other securities issued by a related entity. The Compensation Committee may make grants under the Stock Incentive Plan based on a number of factors, including (a) the executive officer’s or key employee’s position in Glenborough, (b) his or her performance and responsibilities, (c) the extent to which he or she already holds an equity stake in Glenborough, and (d) contributions and anticipated contributions to the success of Glenborough’s financial performance. In addition, the size, frequency, and type of long-term incentive grants are generally determined on the basis of past granting practices, fair market value of Glenborough’s stock, tax consequences of the grant to the individual and Glenborough, accounting impact, and the number of shares available for issuance. However, the plan does not provide any formulaic method for weighing these factors, and a decision to grant an award is based primarily upon the Compensation Committee’s evaluation of the past as well as the future anticipated performance and responsibilities of each individual. The Compensation Committee may also consult with the Compensation Consultant with respect to long-term incentives and other compensation awards.

Deductibility of Compensation

      Section 162(m) of the Internal Revenue Code denies a deduction for compensation in excess of $1 million paid to certain executive officers, unless certain performance, disclosure, and stockholder approval requirements are met. Option grants under Glenborough’s Stock Incentive Plan are intended to qualify as “performance-based” compensation not subject to the Section 162(m) deduction limitation. In addition, the Committee believes that a substantial portion of the compensation program would be exempted from the $1 million deduction limitation.

Chief Executive Officer Compensation

      Salary, Insurance and Bonus. The compensation of Robert Batinovich, Glenborough’s Chief Executive Officer, for fiscal 2002 was determined pursuant to the terms of his employment agreement as described above. In 2002, Mr. Batinovich received an annual base salary of $480,000, an aggregate of approximately $29,586 in health insurance and other benefits, but no bonus.

      Long-Term Incentive Awards. Consistent with the Compensation Committee’s policy with respect to long-term incentive compensation awards described above, Mr. Batinovich was granted 20,000 shares of restricted stock, which vest 4,000 shares per year on the anniversaries of the grant.

COMPENSATION COMMITTEE OF THE
BOARD OF DIRECTORS

Patrick Foley
Laura Wallace
Richard C. Blum

Report of Audit Committee

      The Audit Committee, which is composed of independent, non-employee directors and has the principal responsibilities described above under “Board meetings and committees”, has furnished the following report.

The Audit Committee has reviewed and discussed with management Glenborough’s audited financial statements as of and for the year ended December 31, 2002, as well as the re-audited financial statements as of and for the years ended December 31, 2000 and December 31, 2001.

The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by the Auditing Standards Board of the American Institute of Certified Public Accountants.

The Audit Committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence. The Audit Committee has considered whether the provision by the independent auditors of non-audit services is consistent with the independent auditors maintaining their independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in of Glenborough Realty Trust, Inc. Annual Report on Form 10-K for the year ended December 31, 2002.

AUDIT COMMITTEE OF THE
BOARD OF DIRECTORS

Laura Wallace
Richard Magnuson
Patrick Foley

Performance Graph

      The graph below compares the yearly percentage change in the cumulative total stockholder return for our Common Stock from December 31, 1997 through December 31, 2002 to: (i) the cumulative total return on the Russell 2000 Index, and (ii) the following five other REITs we selected, which we believe are comparable in size and engaged in activities similar to ours: Brandywine Realty Trust, Highwoods Properties, Inc., Prentiss Properties Trust, Mack-Cali Realty Corporation and Kilroy Realty Corporation. We refer to these five other REITs as the Peer Group. The graph assumes that the value of the investment in our Common Stock was $100 at December 31, 1997 and that all dividends were reinvested.

      TOTAL STOCKHOLDER RETURN SHOWN ON THE FOLLOWING GRAPH IS NOT NECESSARILY INDICATIVE OF OUR FUTURE PERFORMANCE. TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS BEFORE CONSIDERATION OF INCOME TAXES.

Total Return Performance

Sources: CTA Public Relations; data from BRIDGE Information Systems, Inc.

Option Grants

      No stock options were granted during fiscal 2002 to the Named Officers.

Option Exercises and Fiscal Year-end Values

      The following table summarizes all option exercises during 2002, and the value of outstanding options at December 31, 2002, for the Named Officers.

Aggregated Option/ SAR Exercises in Last Fiscal Year

and Fiscal Year-End Option/ SAR Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
			Options/SARs at Fiscal		Options/SARs
			Year End(#)		at Fiscal Year End($)(1)
	Shares Acquired	Value
Name	on Exercise(#)	Realized($)(2)	Exercisable	Unexercisable	Exercisable	Unexercisable

Robert Batinovich	150,000	1,468,020	925,000	—	114,000	—
Andrew Batinovich	400,000	3,232,335	555,000	—	198,750	—
Michael A. Steele	—	—	—	—	0	—
Stephen R. Saul	56,666	448,267	33,333	95,001	0	213,504
Sandra L. Boyle	16,666	129,995	84,368	78,966	172,119	241,185

(1)	Equals (i) the closing price of our Common Stock as reported on the New York Stock Exchange on December 31, 2002 of $17.82 per share, (ii) minus the applicable exercise prices per share, (iii) multiplied by the number of shares underlying the options.

(2)	Before deduction for brokerage commissions.

Retirement Agreements

      We have entered into contracts with each of Robert Batinovich, Andrew Batinovich and Sandra Boyle that provide supplemental retirement benefits. Except as described below, all of the contracts provide an annual benefit equal to 3% of the executive’s highest average base salary and bonus for 3 out of the last 10 years of employment with us (high 3), multiplied by the employee’s number of years of service with us, with the annual annuity benefit not to exceed 100% of such high 3 (66% in the case of Robert Batinovich). The benefits are not subject to any deduction for Social Security or other offset amounts. The supplemental retirement benefits fully vest upon a change of control. Robert Batinovich’s benefits vest immediately. For other executives, if an executive is over age 50 at the time his or her contract is entered into, the benefit vests at the rate of 20% a year. Benefits under each of the contracts commence at the later of age 65 or 5 years of participation under the contract. If benefits commence after age 65, the amount of such benefits will be increased using an interest rate of 6% per year between age 65 and the date benefits commence. Benefits are payable for the executive’s life with a 50% survivor annuity payable to his or her surviving spouse for life, except that Robert Batinovich’s benefits are payable in the form of a life annuity with a 10-year certain feature. Robert Batinovich has 24 years of service. Andrew Batinovich has 20 years of service. Sandra Boyle has 19 years of service.

      The table below shows the estimated annual benefits payable upon age 65 retirement:

	Years of Service
High-3 Year
Salary & Bonus	5	10	15	20	25	30	35

250,000	37,500	75,000	112,500	150,000	187,500	225,000	250,000
300,000	45,000	90,000	135,000	180,000	225,000	270,000	300,000
350,000	52,500	105,000	157,500	210,000	262,500	315,000	350,000
400,000	60,000	120,000	180,000	240,000	300,000	360,000	400,000
450,000	67,500	135,000	202,500	270,000	337,500	405,000	450,000
500,000	75,000	150,000	225,000	300,000	375,000	450,000	500,000
550,000	82,500	165,000	247,500	330,000	412,500	495,000	550,000
600,000	90,000	180,000	270,000	360,000	450,000	540,000	600,000
650,000	97,500	195,000	292,500	390,000	487,500	585,000	650,000
700,000	105,000	210,000	315,000	420,000	525,000	630,000	700,000

By Order of the Board of Directors

-s- Robert Batinovich
Robert Batinovich
Chairman and Chief Executive Officer

San Mateo, California

April 22, 2003